Exhibit (d)(19)

Amendment to Investment Advisory Agreements

This Amendment to the Investment Advisory Agreements (this “Amendment”), dated December 14, 2015, between ALPS ETF Trust, a Delaware statutory trust (the “Trust”) and ALPS Advisors, Inc. (the “Adviser”).

WHEREAS, the Trust and the Adviser have entered into Investment Advisory Agreements (each, the “Agreement”) relating to certain of the Trust’s Series listed hereto on Exhibit A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Effective as of December 14, 2015, Paragraph 4 is replaced in its entirety with the following:

Allocation of Charges and Expenses. The Adviser will make available, without expense to the Trust or the Fund, the services of such of its officers, directors and employees as may be duly elected as officers or trustees of the Trust, subject to the individual consent of such persons to serve and to any limitations imposed by law. The Adviser will pay all expenses incurred in performing its investment advisory services under this Agreement, including compensation of and office space for officers and employees of the Adviser connected with management of the Fund. The Adviser will not be required to pay any investment advisory related expenses of the Fund other than those specifically allocated to it in this paragraph. During the term of this Agreement, the Adviser shall pay substantially all expenses of the Fund(s) out of its compensation. In particular, but without limiting the generality of the foregoing, the Fund will be required to pay brokerage and other expenses of executing Fund transactions; taxes or governmental fees; interest charges and other costs of borrowing funds; litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business.

2.         Except as specifically set forth herein, all other provisions of each Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in each Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST		ALPS ADVISORS, INC.

By:	/s/ Thomas A. Carter	By:	/s/ Patrick D. Buchanan
Name:	Thomas A. Carter	Name:	Patrick D. Buchanan
Title:	President	Title:	Treasurer

Exhibit A

Cohen & Steers Global Realty Majors ETF
ALPS Equal Sector Weight ETF
Global Commodity Equity Fund
Alerian MLP ETF
Alerian Energy Infrastructure ETF
ALPS Sector Dividend Dogs ETF
ALPS International Sector Dividend Dogs ETF
ALPS Emerging Sector Dividend Dogs ETF
NYSE Arca U.S. Equity Synthetic Reverse Convertible Index Fund
U.S. Equity High Volatility Put Write Index Fund
ALPS Enhanced Put Write Strategy ETF
Janus Velocity Tail Risk Hedged Large Cap ETF
Janus Velocity Volatility Hedged Large Cap ETF
Barron’s 400 ETF
RiverFront Strategic Income Fund
Workplace Equality Portfolio
Sprott Gold Miners ETF
Sprott Junior Gold Miners ETF
ALPS STOXX Europe 600 ETF
ALPS Medical Breakthroughs ETF
ALPS MSCI EAFE Equal Sector Weighted ETF
ALPS MSCI Emerging Markets Equal Sector Weighted ETF
ALPS Sector Leaders ETF
ALPS Sector Low Volatility ETF